Exhibit 99.1



                                                         FOR IMMEDIATE RELEASE

CONTACT:     ANNE A. TARBELL
             (212) 451-3030



                         TRIARC REPORTS STRONG SECOND QUARTER RESULTS

             -  NEAR 10% SNAPPLE VOLUME IMPROVEMENT FUELS EPS FROM CONSUMER
                               PRODUCTS BUSINESSES OF $0.20

         -  BOARD INCREASES CASH AVAILABLE FOR SHARE REPURCHASES TO $50 MILLION


        NEW YORK, NY, JULY 28, 1998 -- Triarc Companies, Inc. (NYSE: TRY) today reported second quarter net income, excluding non-recurring charges and credits, of $5.2 million or $0.16 per share, compared with the 1997 second quarter net loss of $(7.4) million or $(0.25) per share. Net income from consumer products businesses (i.e. beverages and restaurants) was $6.6 million, or $0.20 per share, compared with the 1997 second quarter net loss of $(6.6) million or $(0.22) per share. Earnings before interest, taxes, other non-operating items, depreciation and amortization (EBITDA) from wholly-owned ongoing operations for the 1998 quarter was $31.7 million versus EBITDA before non-recurring charges and credits (adjusted EBITDA) of $12.9 million in the 1997 second quarter. Revenues from wholly-owned ongoing operations of $232.9 million were 30% above the $178.8 million in the 1997 quarter. Per share amounts are presented on a diluted basis.

        Commenting on 1998 second quarter results, Nelson Peltz, Chairman and Chief Executive Officer of Triarc said: "We're very pleased with our operating results all-around. Led by a near 10% volume increase at Snapple, Triarc's premium beverages posted volume gains which we will build on as our peak summer season continues. Snapple's teas and diet drinks, which account for over 50% of its volume, showed particular strength in the second quarter as did WhipperSnapple, our newly introduced proprietary smoothie-like beverage. The Triarc Restaurant Group's results were equally impressive: same store sales were up 3% year-to-date, new store openings continued at a pace commensurate with our 1998 goals of 150 new Arby's and 250 new T.J. Cinnamons, and Arby's development pipeline grew to over 800 new units. Looking ahead, we are enthusiastic about our ability to grow our consumer products businesses for the benefit of our shareholders."

        Peter W. May,  President and Chief Operating  Officer of Triarc,  noted:
"While Triarc's most recent results are strong and our outlook is positive, our stock price performance has been disappointing. During the second quarter, we continued to repurchase stock and since our share repurchase program was announced last fall, we have repurchased, at an average price of $25.50, approximately 1.3 million shares or nearly 4% of our shares outstanding. Earlier this week, our Board of Directors authorized an increase in Triarc's share repurchase program bringing the total cash now available for share repurchases to $50 million. This will allow us to continue to repurchase Triarc shares going forward, as market conditions warrant."

SEGMENT RESULTS

TRIARC BEVERAGE GROUP

Premium Beverages

        Triarc's premium beverage operations, comprised of Snapple Beverages, Mistic Brands and Stewart's, reported EBITDA of $19.6 million for the 1998 second quarter on revenues of $177.7 million compared to adjusted EBITDA of $1.4 million on revenues of $97.0 million for the comparable period in 1997. Results for the 1997 quarter do not include the full quarter results for Snapple, acquired on May 22, 1997, or the results for Stewart's, acquired on November 25, 1997.

        In the second quarter of 1998, Snapple's volume increased nearly 10% over its volume for the full second quarter of 1997. This increase was led by strength in teas and diet drinks, as well as WhipperSnapple, which was launched in April. Over one million cases of WhipperSnapple have been sold, reflecting an excellent initial reception for this product from both consumers and distributors. Mistic's volume was down versus a year ago, reflecting no major new product launches in the first half of 1998 as well as some weakness in the juice category, which accounts for approximately 70% of total Mistic volume. Stewart's volume increased over 20% reflecting increased focus from Triarc's distribution network.

        In the second half of 1998 and early 1999, new packaging and product introductions are planned for Mistic, which will expand the brand into new and growing categories. WhipperSnapple production is also expected to double as the peak summer season continues.

Royal Crown

        Triarc's carbonated soft drink concentrate company, Royal Crown, reported EBITDA for the 1998 second quarter of $5.0 million on revenues of $36.0 million, compared to adjusted EBITDA of $7.7 million on revenues of $43.4 million for the comparable period in 1997.

        In  April  1998,   Royal  Crown  began  rolling  out  new  graphics  and
advertising  geared towards RC's  traditionally  strong heartland market.  These
initiatives are aimed at improving RC sales both domestically,   where  the
business   environment  remains   competitive,   and internationally,  where RC
volume continues to grow 20% year-to-date. The RC private label business remains strong and stable. In addition, in the second quarter, Royal Crown introduced a reformulated Diet RC cola, the first product in the U.S. contain-ing Sucralose and initial results are very good. With new graphics, advertising and products now firmly in place, the outlook for Royal Crown is encouraging.

TRIARC RESTAURANT GROUP ("TRG")

        TRG reported EBITDA for the 1998 second quarter of $10.7 million on revenues of $19.2 million compared to adjusted EBITDA of $7.7 million on revenues of $38.4 million for the comparable period in 1997. Results were favorably impacted year-to-date by a system-wide comparative store sales increase of 3.0% and the continuing strong pace of openings of Arby's stores and T.J. Cinnamon's, with its gourmet cinnamon rolls and premium coffee concept, in existing Arby's stores.

        Triarc indicated that periods are not comparable as results for the 1997 period reflect the impact of company-owned Arby's restaurants operations which were sold on May 5, 1997. Subsequent to such sale, TRG is solely focused on growth by franchising new Arby's restaurants as well as increasing individual store sales by offering complementary product lines such as T. J. Cinnamon's to the system.

        During the second quarter of 1998, franchisees added 24 new restaurants to the Arby's system. TRG expects that 150 new restaurants will be opened by its franchisees during 1998. TRG further reported that its Arby's franchisees had added T.J. Cinnamon's to an additional 80 Arby's restaurants in second quarter 1998, bringing the total open to 284. TRG anticipates approximately 400 T. J. Cinnamon's will be open by year end 1998.

        TRG also changed the name of its pasta brand to Pasta Connection during the second quarter of 1998 to more clearly communicate the essence of the brand. In addition, the menu and equipment packages were refined for franchisees to improve the overall economics. Pasta Connection added two new test markets -- New Milford, CT and Tri Cities, TN -- to its Cincinnati, OH and Chattanooga, TN markets. There are plans for additional expansion into new test markets as well as further expansion in existing test markets.

OPERATING RESULTS

        Below is a comparison of revenues and EBITDA from wholly owned ongoing operations, for the second quarter and first six months of 1998 and 1997.

        Comparability between both the three month and six month periods is not meaningful as results for the 1997 periods include the results of company-owned Arby's restaurants through May 5, 1997, the date on which they were sold, include Snapple's operations only from May 22, 1997, the date such operations were acquired and, for the 1998 periods, include Stewart's operations, acquired on November 25, 1997.


                                              Fiscal Second Quarter
                               ------------------------------------------------
                                      1997                         1998
                               --------------------      ----------------------
                                           Adjusted
                               Revenues     EBITDA       Revenues     EBITDA
                               --------    --------      --------     ------
                                               (In millions)


Premium beverage               $ 97.0       $  1.4        $177.7         $19.6
Royal Crown                      43.4          7.7          36.0           5.0
                               -------      -------      -------        ------
    Total Beverage Group        140.4          9.1         213.7          24.6
Restaurant Group                 38.4          7.7          19.2          10.7
                              --------      -------      -------        ------
    Total                      $178.8         16.8        $232.9          35.3
                               ======                    ======
Unallocated corporate                         (3.9)                       (3.6)
                                            -------                     -------
    Total Consumer Businesses                $12.9                       $31.7
                                             =====                       =====


                                               Fiscal Six Months
                              -------------------------------------------------
                                     1997                           1998
                              ---------------------        --------------------
                                           Adjusted
                              Revenues      EBITDA         Revenues     EBITDA
                              --------     --------        --------     ------
                                                (In millions)


Premium beverage              $124.2        $ 4.7           $299.4       $28.1
Royal Crown                     80.8         13.6             68.2        10.1
                              -------       -----           --------    ------
    Total Beverage Group       205.0         18.3            367.6        38.2
Restaurant Group               103.8         15.3             37.3        20.4
                              -------       -----           --------    ------
    Total                     $308.8         33.6           $404.9        58.6
                              ======                        ======
Unallocated corporate                        (7.3)                        (7.8)
                                            ------                      -------
    Total Consumer Businesses               $26.3                        $50.8
                                            =====                        =====


        Triarc's investment in National Propane Partners, L.P. (NYSE: NPL) is reported on the equity accounting basis in Triarc's June 28, 1998 financial statements. National Propane's revenues for the second quarter and first six months of 1998 were $25.3 million and $71.4 million, respectively, compared to $29.5 million and $88.7 million, respectively, for the comparable 1997 periods. National Propane's EBITDA for the second quarter and first half of 1998 were $0.9 million and $11.0 million, respectively, compared to $2.8 million and $14.2 million, respectively, for the comparable 1997 periods. The weakness in 1998 results is largely attributable to the impact of unseasonably warm weather.

        Following is a discussion of consolidated results for the second quarter and first six months of 1998 and 1997.

         For the 1998 second quarter, net income was $5.2 million, or $0.16 per share, versus a net loss of $(7.4) million, or $(0.25) per share, in the comparable 1997 period, excluding non-recurring charges and credits. Net income from consumer products businesses (i.e. beverages and restaurants) was $6.6 million, or $0.20 per share, compared with the 1997 second quarter net loss of $(6.6) million, or $(0.22) per share. Including non-recurring charges and credits, the 1998 second quarter net income was $8.1 million, or $0.25 per share, versus a net loss of $(34.1) million, or $(1.14) per share, for the 1997 quarter. 1998 second quarter results include a net loss of $(1.4) million, or $(0.04) per share, from Triarc's equity interest in National Propane and a non-recurring credit of $2.9 million, or $0.09 per share, reflecting a gain from the sale of businesses, primarily Snapple's 20% interest in Select Beverages, Inc. 1997 second quarter results include a net loss of $(0.8) million, or $(0.03) per share, from Triarc's equity interest in National Propane as well as non-recurring charges and credits totaling net charges of $(26.7) million, or $(0.89) per share. These non-recurring after-tax charges and credits for the 1997 second quarter consist of Snapple acquisition related charges of $(19.8) million, restructuring charges of $(3.3) million, Arby's losses on the consummation of the sale of its company owned restaurants of $(1.4) million, net income from the discontinued operations of Triarc's dyes and chemicals subsidiary, sold in late 1997, of $0.8 million and an extraordinary charge of $(3.0) million for the write-off of deferred financing costs upon the early retirement of debt.

        For the first six months of 1998, Triarc reported net income of $6.8 million, or $0.21 per share, versus a net loss of $(7.9) million, or $(0.26) per share, for the comparable first half of 1997, excluding non-recurring charges and credits. Net income from consumer products businesses (i.e. beverages and restaurants) was $7.1 million, or $0.22 per share, compared with the 1997 first half net of $(8.6) million, or $(0.28) per share. Including non-recurring charges and credits, for the first half of 1998, Triarc reported net income of $12.3 million, or $0.38 per share, versus a net loss of $(35.3) million, or $(1.18) per share, for the 1997 first half. 1998 first half results include a net loss of $(0.3) million, or $(0.01) per share, from Triarc's equity interest in National Propane and non-recurring credits from the sale of businesses of $2.9 million, primarily Snapple's 20% interest in Select Beverages, Inc. and net income from discontinued operations of $2.6 million reported in the first quarter, such credits totaling $5.5 million, or $0.17 per share. 1997 first half results include net income of $0.7 million, or $0.02 per share, from Triarc's equity interest in National Propane, as well as non-recurring charges and credits, totaling net charges of $(27.4) million, or $(0.92) per share. These non-recurring charges and credits consist of Snapple acquisition related charges of $(19.8) million, restructuring charges of $(4.4) million, Arby's losses on the consummation of the sale of the company owned restaurants of $(1.4) million, net income from the discontinued operations of Triarc's dyes and chemicals subsidiary, sold in late 1997, of $1.2 million and an extraordinary charge for the write-off of deferred financing costs upon the early retirement of debt of $(3.0) million.

        Triarc is a growth-oriented, branded consumer products company in beverages (Snapple Beverages, Mistic Brands, Stewart's and Royal Crown) and restaurants (Arby's, T.J. Cinnamon's and Pasta Connection).

                                             # # #
                                        Table To Follow
                                        Notes To Follow



NOTE TO PRESS RELEASE

1. The statements in this press release that are not historical facts, including most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by, or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements." All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, Triarc claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such factors include, but are not limited to, the following: general economic business and political conditions in the countries and territories where the Company operates, including the ability to form successful strategic business alliances with local participants; competition, including product and pricing pressures; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in consumer tastes; the success of multi-branding; availability, locations and terms of sites of restaurant development by franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments; the performance by material customers of their obligations under purchase agreements; change in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; unexpected costs associated with Year 2000 compliance or the business risk associated with Year 2000 non-compliance by customers and/or suppliers; changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements; the costs, uncertainties and other effects of legal and administrative proceedings; the impact of general economic conditions on consumer spending and other risks and uncertainties detailed in Triarc's Securities and Exchange Commission filings. Triarc will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

2. No purchases have been made to date under the $50 million stock repurchase program and there can be no assurance that any such repurchases will be made in the future.



                            TRIARC COMPANIES, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 Quarter Ended June 29, 1997 and June 28, 1998

                                                       1997
                                                       WITH
                                                      PROPANE
                                                    SUBSIDIARY
                                      1997 (a)   DECONSOLIDATED (b)   1998
                                     ---------   ------------------   -----
                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Revenues                             $ 208,287 (c)  $ 178,784 (c)   $ 232,891
                                     =========      =========       =========

Earnings before interest, taxes,
   other non-operating items,
   depreciation, amortization,
   restructuring charges and
   acquisition related charges       $  15,684        $  12,863        $ 31,692
Depreciation and amortization           (8,895)          (5,885)         (8,858)
                                      ---------        ---------        --------
                                         6,789            6,978          22,834
Restructuring charges                   (5,467)          (5,467)             --
Acquisition related charges            (32,440)         (32,440)             --
                                      ---------        ---------        -------
                                       (31,118)         (30,929)         22,834
Interest expense                       (17,393)         (15,057)        (17,781)
Investment income                        1,569            1,569           7,324
Equity in loss of propane
   partnership (b)                         --            (1,286)         (2,320)
Other, net (d)                           1,212              795           5,339
                                     ----------        ----------       --------
     Income (loss) before taxes        (45,730)         (44,908)         15,396
(Provision for) benefit from
   income taxes                         12,818           12,935          (7,327)
Minority interests in income of
  propane subsidiary (b)                   939               --              --
                                     ----------        ---------        -------
        Income (loss) from
           continuing operations       (31,973)         (31,973)          8,069
Discontinued operations (a)                804              804              --
Extraordinary charges (e)               (2,954)          (2,954)             --
                                     ----------        ----------       --------
        Net income (loss)            $  (34,123)       $(34,123)       $  8,069
                                     ==========         ========       ========
Diluted income (loss) per share (f):
   Income (loss) from
      continuing operations          $    (1.07)       $   (1.07)      $    .25
   Discontinued operations (a)              .03              .03             --
   Extraordinary charges (e)               (.10)            (.10)            --
                                     -----------       ----------      --------
   Net income (loss)                 $    (1.14)       $   (1.14)      $    .25
                                     ===========       ==========      =========

Shares used to calculate income
   (loss) per share (f)                   29,961          29,961         32,374
                                     ===========       ==========      ========


(a) On December 23, 1997 the Company sold the stock of C.H. Patrick & Co., Inc. (C.H. Patrick). The results of operations of C.H. Patrick for the 1997 second quarter have been retroactively restated to reflect C.H. Patrick as discontinued operations.

(b) In accordance with amendments to the partnership agreements of the Company's investment in a propane partnership effective December 28, 1997, the Company no longer has substantive control over the partnership to the point where it now exercises only significant influence and, accordingly, no longer consolidates the partnership. Accordingly, the 1997 second quarter is also presented on a deconsolidated basis for comparative purposes.

(c) Revenues for the second quarter of 1997 include $22.1 million of sales from company-owned Arby's restaurants which were sold on May 5, 1997.

(d) Includes non-recurring items from the sale of businesses consisting of, in the 1997 quarter, $2.3 million of loss from the sale of the company-owned restaurants ($1.4 million after tax or $.05 per diluted share) and, in the 1998 quarter, $3.9 million of gain from the sale of Snapple's 20% interest in Select Beverages ($2.4 million after tax or $.07 per diluted share) and $0.8 million of recognition of deferred gain from the sale of a 57% interest in the Company's propane business ($0.5 million after tax or $.02 per diluted share).

(e) Represents the after tax write-off of deferred debt costs associated with (i) debt assumed by the buyer of the Company's restaurants and (ii) debt of Mistic refinanced, both in May 1997.

(f) Basic and diluted loss per share are the same for the 1997 second quarter since all potentially dilutive securities would have had an antidilutive effect for such period. Diluted income per share for the 1998 second quarter reflects the effect of dilutive stock options. Basic income from continuing operations and net income per share for the 1998 second quarter was $.26, reflecting weighted average shares of 30,596,000.



                             TRIARC COMPANIES, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 SIX MONTHS ENDED JUNE 29, 1997 AND JUNE 28, 1998

                                                         1997
                                                         WITH
                                                        PROPANE
                                                      SUBSIDIARY
                                    1997 (a)    DECONSOLIDATED (b)    1998
                                    --------    ------------------    ----
                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Revenues                            $397,443 (c)    $308,756 (c)  $404,944
                                    ========        ========      ========

Earnings before interest, taxes,
   other non-operating items,
   depreciation, amortization,
   restructuring charges and
   acquisition related charges      $ 40,514        $ 26,323      $ 50,800
Depreciation and amortization        (15,858)         (9,949)      (18,070)
                                   ----------       ---------     ---------
                                      24,656          16,374        32,730
Restructuring charges                 (7,350)         (7,350)           --
Acquisition related charges          (32,440)        (32,440)           --
                                   ----------       ---------     ---------
                                     (15,134)        (23,416)       32,730
Interest expense                     (32,231)        (27,711)      (34,419)
Investment income                      4,271           4,271        14,909
Equity in earnings (loss) of
   propane partnership (b)                --           1,209          (535)
Other, net (d)                         2,602           1,867          5,901
                                   ----------       ---------     ---------
        Income (loss) before taxes   (40,492)        (43,780)        18,586
Benefit from (provision for)
   income taxes                       10,052          10,169         (8,922)
Minority interests in income of
  propane subsidiary (b)             (3,171)              --             --
                                   ----------       ---------     ---------
        Income (loss) from
           continuing operations    (33,611)         (33,611)         9,664
Discontinued operations               1,265 (a)        1,265 (a)       2,600 (e)
Extraordinary charge (f)             (2,954)          (2,954)             --
                                   ----------       ---------     ----------
        Net income (loss)          $(35,300)        $(35,300)      $  12,264
                                   ========         =========      =========
Diluted income (loss) per share (g):
   Income (loss) from
      continuing operations        $  (1.12)        $  (1.12)      $     .30
   Discontinued operations              .04 (a)          .04  (a)        .08 (e)
   Extraordinary charge (f)            (.10)            (.10)             --
                                   ---------        ---------      ---------
   Net income (loss)               $  (1.18)        $  (1.18)      $     .38
                                   =========        =========      =========

Shares used to calculate income
   (loss) per share (g)              29,931           29,931          32,655
                                   =========        =========      =========


(a) On December 23, 1997 the Company sold the stock of C.H. Patrick & Co., Inc. (C.H. Patrick). The results of operations of C.H. Patrick for the 1997 first half have been retroactively restated to reflect C.H. Patrick as discontinued operations.

(b) In accordance with amendments to the partnership agreements of the Company's investment in a propane partnership effective December 28, 1997, the Company no longer has substantive control over the partner-ship to the point where it now exercises only significant influence
        and,  accordingly,   no  longer  consolidates  the  partnership.
        Accordingly, the 1997 first half is also presented on a deconsolidated basis for comparative purposes.

(c) Revenues for the first half of 1997 include $74.2 million of sales from company-owned Arby's restaurants which were sold on May 5, 1997.

(d) Includes non-recurring items from the sale of businesses consisting of, in the 1997 period, $2.3 million of loss from the sale of the company-owned restaurants ($1.4 million after tax or $.05 per diluted share) and, in the 1998 period, $3.9 million of gain from the sale of Snapple's 20% interest in Select Beverages ($2.4 million after tax or $.07 per diluted share) and $0.8 million of recognition of deferred gain from the sale of a 57% interest in the Company's propane business ($0.5 million after tax or $.02 per diluted share).

(e) Represents an adjustment during the first quarter of 1998 to amounts provided in prior years for the estimated loss on disposal of certain discontinued operations of Southeastern Public Service Company, a subsidiary of the Company.

(f) Represents the after tax write-off of deferred debt costs associated with (i) debt assumed by buyer of the Company's restaurants and (ii) debt of Mistic refinanced, both in May 1997.

(g) Basic and diluted loss per share are the same for the six months ended June 29, 1997 since all potentially dilutive securities would have had an antidilutive effect for such period. Diluted income per share for the six months ended June 28, 1998 reflects the effect of dilutive stock options. Basic income from continuing operations per share and net income per share for the six months ended June 28, 1998 were $.32 and $.40, respectively, reflecting weighted average shares of 30,841,000.